Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

ISCO INTERNATIONAL, INC.

ISCO INTERNATIONAL, INC., (the “Corporation”), a corporation organized and existing under of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the board of directors of the Corporation (the “Board of Directors”), at a duly convened meeting of the Board of Directors, duly adopted a resolution declaring advisable the amendment of the Certificate of Incorporation of the Corporation and submitted the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 7.3 of the Company’s Certificate of Incorporation be amended and restated in its entirety as follows:

“7.3 Term of Office. The directors shall each be elected to hold office for a term of one (1) year expiring at the next annual meeting of stockholders and until their successors have been elected and qualified.”

SECOND: That the stockholders of the Corporation have duly approved the aforesaid amendment in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ISCO International, Inc. has caused this Certificate of Amendment to be signed by an authorized officer this 15th day of December, 2004.

ISCO INTERNATIONAL, INC.

By:	/s/ Amr Abdelmonem
Name:	Amr Abdelmonem
Title:	Chief Executive Officer